Exhibit 99.1

FOR IMMEDIATE RELEASE

At Cameron Associates

John McNamara, General Inquiries – 212-554-5485 or john@cameronassoc.com

Aduddell Industries Announces Contract with U.S. Communities

Government Purchasing Alliance

Oklahoma City, OK, July 10 , 2006 -- Aduddell Industries, (OTCBB: ADDL.OB) a leading provider of commercial roofing, roofing repair and concrete restoration work, as well as disaster recovery services today announced that Hickman Community Services, LLC (HCS), a company formed by Aduddell Roofing and Sheet Metal, Inc. and W.P. Hickman Systems, Inc. has been awarded a nationwide contract as the exclusive provider of roofing and re-roofing services for the U.S Communities Government Purchasing Alliance.

Aduddell Industries and W.P. Hickman Systems will provide these services through Hickman Community Services, of which Aduddell Industries is the managing member. Tim Aduddell, is Chairman of Aduddell Industries and Chairman and CEO of Aduddell Roofing. HCS maintains dual headquarters in Oklahoma City and Solon, Ohio. Under the terms of the contract, U.S. Communities’ Participating Agencies will have the ability to procure any of the products and services provided to HCS by Aduddell.

The U.S. Communities Government Purchasing Alliance (“U.S. Communities”) is a nationwide non-profit strategic sourcing program designed by public purchasing professionals for use by government agencies and public-benefit non-profits throughout the country. U.S. Communities is sponsored by the Association of School Business Officials International (ASBO), the National Association of Counties (NACo), National Institute of Governmental Purchasing (NIGP), National League of Cities (NLC) and United States Conference of Mayors (USCM). The Alliance currently assists more than 16,000 public agencies out of a potential 87,000 public entities nationwide, including cities, counties, schools, higher education institutions, special districts, state agencies, and non-profits from across the United States in fulfilling a variety of their purchasing needs.

“U.S. Communities is excited about the new contract award to HCS. After an open and competitive solicitation process, HCS was selected on the ability to deliver a comprehensive roofing program and to provide best overall value to public agencies nationwide,” stated Stephen A. Hamill, General Manager, U.S. Communities, Walnut Creek, CA. “U.S. Communities is confident that the demand is great among public agencies for the HCS program and that the use of this cooperative contract will result in significant time and cost savings to participating public agencies.” Currently, approximately $1 billion per year is purchased via U.S. Communities contracts and U.S. Communities estimates that the roofing contract has the potential to reach $100 million in public agency spending per year within three years.

Ron Carte, President and Chief Executive Officer of Aduddell said, “This is a significant step in our strategy to grow our core business. The bidding process for this contract took approximately six months from the time that the solicitation was released, and we were selected over many significant players in our industry. Our partner, the roofing manufacturing and supply company W. P. Hickman Systems, has a large experienced sales force and in conjunction with our marketing department will pursue the roofing needs of the agencies active under the alliance. We intend to aggressively expand our marketing efforts across the country so that participating public agencies will become aware of our capabilities.”

Revenues and expenses will be shared between the partners on a job by job basis relative to each partner’s specific effort or materials supplied within the individual jobs. HCS anticipates a minimum of $20 million in sales in the first year of the contract of which approximately 35 % will be in materials and 65 % will be in installation.

Carte continued, “Coupled with our previous announcement of a contract with the Navy Seabees, we feel that our core business is now supported by a very strong foundation of high quality, sustainable business. HCS was awarded the exclusive roofing contract with U.S. Communities following a rigorous competitive procedure by Wichita Public Schools USD 259, Kansas. Prior to awarding the contract, U.S. Communities established an advisory committee of government purchasing representatives from Detroit Public Schools, Michigan, Harford Schools, Maryland, and Davis Unified Schools, California, as well as the County of Dallas, Texas” to assist Wichita Public Schools and U.S. Communities in making this contract award to Hickman Community Services.

About Aduddell Industries

Aduddell Industries, Inc. is the holding company of Aduddell Roofing, www.aduddell.com, one of the leaders in the commercial roofing industry nationwide. Through Aduddell Roofing and other subsidiaries, Aduddell Industries offers Fortune 500 companies and large governmental agencies a broad range of roofing services, including re-roofing, restoration and repair, new roof construction, sheet metal fabrication, and waterproofing. In addition to work on large projects and high security roofing matters, the company has a nationally recognized track record for handling disaster recovery and emergency projects efficiently and cost effectively. More information about Aduddell Industries can be found at www.aduddell.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:-- This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

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